Exhibit 10.27

LIQUIDATION AGREEMENT

THIS LIQUIDATION AGREEMENT (the "Liquidation Agreement") is dated effective as of the close of business on December 31, 2015 by and among Juneau Exploration, L.P. (“Juneau”), Contango Operators, Inc. (“Contango”) and Fairfield Industries Incorporated (“Fairfield”), each a member (“Member”).

RECITALS

A.Juneau, REX Offshore Corporation (“REX”), Fairfield and CGM II, L.P. (CGM II”) entered into that certain Amended and Restated Limited Liability Company Agreement dated as of April 1, 2008, as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement dated October 1, 2008 (the “Agreement”) for Republic Exploration LLC (the “Company”).

B.CGM II’s interest in the Company was assigned to Juneau and REX’s interest in the Company was assigned to Contango.

C.The Members now wish to dissolve and liquidate the Company pursuant to Article 15 of the Agreement and this Liquidation Agreement and distribute its assets to the Members in the same percentage as their interests in the profits of the Company as set forth in Section 8 of the Agreement.

NOW, THEREFORE, in consideration of the promises made herein, the Members agree as follows:

1. DEFINITIONS. Capitalized terms used in this Liquidation Agreement not otherwise defined herein shall have the meaning set forth in the Agreement.
2. APPLICATION OF AGREEMENT.
2.1 Except as set forth herein, the Agreement shall continue in full force and effect until the dissolution and winding up of the affairs of the Company is complete.

2.2 The restrictions and limitations upon the Members set forth in Section 12 of the Agreement shall terminate as of the date upon which the dissolution and winding up of the affairs of the Company is complete.

2.3 Notwithstanding anything to the contrary in the Agreement or this Liquidation Agreement (a) the provisions of Section 11(e) of the Agreement shall apply to the dissolution and liquidation of the Company and the Members rights thereunder shall continue for a period of one (1) year following the completion of dissolution and liquidation of the Company, and (b) the provisions of Section 16 of the Agreement shall apply to the dissolution and liquidation of the Company and the Members’ rights thereunder shall continue for a period of five (5) years following completion of dissolution and liquidation of the Company..

3. LIQUIDATION.

3.1 The Members hereby agree to dissolve and liquidate the Company and wind up the affairs of the Company, including, without limitation, satisfaction of the outstanding liabilities of the Company and the assignment and distribution to each of the Members its share of all remaining cash of the Company (currently approximately $3,235,000) and all other assets of the Company, including the Company’s interests in the leases set forth on Part 1 of Exhibit A, subject to all the burdens, agreements, encumbrances and obligations relating to such assets including those associated with the agreements listed on Part 1 of Exhibit B, in the same percentage as their interests in the profits of the Company (as set forth in Section 8 of the Agreement) in accordance with Section 15 of the Agreement as promptly as possible, subject to the payment of the costs and expenses incurred in connection with the dissolution and liquidation (currently estimated $75,000) .  In the event the Company would have become entitled in the future to an election to own a working interest after payout in all or a portion of the leases set forth on Part 2 of Exhibit A pursuant to the agreement listed on Part 2 of Exhibit B, the election to which the Company would have otherwise been entitled shall be proportionately offered to the Members in the same percentage as their interests in the profits of the Company.  Fairfield hereby designates GOM 2013 LLC as the entity to receive distributions to Fairfield pursuant to this Agreement.

3.2 Juneau shall complete the winding-up of the business and affairs of the Company promptly following the date hereof and thereupon file the Certificate of Termination with the Secretary of State of the State of Delaware (with a filed copy thereof to be provided to each Member).

3.3 In connection with the dissolution, liquidation and termination described in the preceding subsections of this Section 3, the Company and those Members that are parties to the agreements listed in Part 3 of Exhibit B hereby terminate such agreements, effective as of the date upon which the dissolution and winding up of the affairs of the Company is complete, and agree that such agreements shall thereafter be of no further force or effect.  The Company hereby withdraws from being a party to any joint operating or similar agreement with respect to any lease, block or prospect to which any of the agreements listed in Part 3 of Exhibit B relate.

3.4 As of the date the dissolution and winding up of the affairs of the Company is complete, the Company’s right to possess and use Data will expire, except each Member may continue to possess and use Data in connection with the ownership, operation and development of the leases set forth on Part 1 and Part 2 of Exhibit A (the “Continued Use”).  The Company and each Member, except Fairfield will destroy all Data or return all Data to Fairfield except for the Continued Use.  Each Member, except Fairfield, agrees not to (i) use any Data in the future, or (ii) disclose any Data or make any Data available to any other party except for the Continued Use.

4. PERSONS AND ENTITIES AFFECTED.  To the fullest extent legally possible, this Liquidation Agreement and the covenants, terms and conditions contained herein shall apply to, be binding upon and inure to the sole benefit of each Member; no other person, corporation, partnership or other entity shall have any rights hereunder as a third party beneficiary or otherwise, except to the extent specifically provided for herein.

5. CONSTRUCTION OF LIQUIDATION AGREEMENT.  This Liquidation Agreement shall not be construed against the Member preparing the same, shall be construed without regard to the identity of the person who drafted such and shall be construed as if all Members had jointly prepared this Liquidation Agreement and it shall be deemed their joint work product; each and every provision of this Liquidation Agreement shall be construed as though all of the Members hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one Member.  As a result of the foregoing, any rule of construction that a document is to be construed against the drafting Member shall not be applicable.

6. TITLES AND CAPTIONS.  The Members have inserted the recitals and section titles in this Liquidation Agreement only as a matter of convenience and for reference, and the recitals and section titles in no way define, limit, extend or describe the scope of this Liquidation Agreement or the intent of the Members in including any particular provision in this Liquidation Agreement.

7. RESERVED.

8. ADVICE OF COUNSEL AND VOLUNTARY EXECUTION.  Each Member has freely and voluntarily read and executed this Liquidation Agreement.  Each Member has been advised to consult with its attorney prior to executing this Liquidation Agreement.  Each Member has done so.  The Members have had this Liquidation Agreement and its meaning, effect, significance and consequences fully explained to them by their attorneys of choice and acknowledge that they fully understand the meaning, effect, significance and consequences thereof.

9. PERFORMANCE OF ADDITIONAL ACTS.  Each Member agrees that it shall execute and deliver any and all documents and perform any and all acts required on its part or those which may be reasonably necessary to effectuate and complete and facilitate the provisions of this Liquidation Agreement.

10. NOTICES.  The Members shall send all notices or other communication necessary under this Liquidation Agreement in writing by personal service, express mail, Federal Express, DHL, UPS or any other similar form of airborne/overnight delivery service, or mailing in the United States mail, postage prepaid, certified and return receipt requested, addressed to the Members at their respective addresses as follows:

If to Juneau:	Juneau Exploration, L.P. 3700 Buffalo Speedway, Suite 925 Houston, TX 77098 Attention: Brad Juneau

If to Contango:	Contango Operators, Inc. 717 Texas Avenue, Suite 2900 Houston, TX 77002 Attention: John Thomas

If to Fairfield:	Fairfield Industries Incorporated 14100 Southwest Freeway, Suite 600 Sugar Land, TX 77478 Attention: Roy Duff

Any such notice shall be deemed to have been given upon delivery or two business days after deposit in the mail as aforesaid.  Any Member may change the address at which it desires to receive notice upon given written notice of such request to the other Members.

11. MODIFICATION IN WRITING. This Liquidation Agreement may be modified only by written agreement of all Members.

12. WAIVER.  A failure of any Member to this Liquidation Agreement to enforce the Liquidation Agreement upon a breach or default shall not waive any other breach or default.  All waivers shall be in writing.

13. GOVERNING LAW; VENUE.  This Liquidation Agreement is made and entered into in the State of Delaware and shall in all respects be construed, interpreted, enforced and governed under and by the laws of the State of Delaware without reference to choice of law rules.  The Members agree that venue in any and all actions and proceedings related to the subject matter of this Liquidation Agreement shall be in the State and Federal Courts in the State of Delaware, which courts have exclusive jurisdiction for such purpose, and the Members hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Service of process may be made in any manner recognized by such courts.  Each of the Members hereto irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Liquidation Agreement or the transactions contemplated hereby.

14. SEVERABILITY.  Should any part, term, condition or provision of this Liquidation Agreement be declared or determined by any court to be illegal or unenforceable, the validity of the remaining parts, terms conditions or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term, condition or provision shall be deemed not to be a part of this Liquidation Agreement.

15. ATTORNEY’S FEES.  In the event of any action or proceeding brought by any Member against another Member under this Liquidation Agreement or arising out of this Liquidation Agreement, the prevailing Member shall be entitled to recover the fees of its attorneys and its costs in such amount as the court may adjudge reasonable.

16. ENFORCEMENT OF AGREEMENT.  Nothing contained herein is intended to, or shall, affect or limit any Member’s right to enforce any provision of this Liquidation Agreement.  This Liquidation Agreement is admissible in any judicial proceeding to enforce its terms despite any confidentiality provisions contained herein.

17. EXECUTION IN COUNTERPARTS.  This Liquidation Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one agreement to be effective on the date first above written.

18. EXECUTION BY FACSIMILE.  The Members agree that this Liquidation Agreement may be executed and delivered by facsimile and that any such facsimile signature shall be effective and binding on the Member so signing.

19. ENTIRE AGREEMENT.  The Members agree that this Liquidation Agreement (including, for purposes of certainty, the Exhibits attached hereto) and the Agreement constitute the entire agreement between the Members pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Members pertaining to the subject matter hereof.

20. SUCCESSORS AND ASSIGNS. This Liquidation Agreement shall be binding upon, and inure for the benefit of, each Member and its respective successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, this Liquidation Agreement is executed on the date first above written.

CONTANGO OPERATORS, INC.	FAIRFIELD INDUSTRIES INCORPORATED
By: /s/ E. JOSEPH GRADY	By: /s/ KEVIN J. CROSBY
Name: E. Joseph Grady	Name: Kevin J. Crosby
Its: Senior Vice President and CFO	Its: CFO

s/s
JUNEAU EXPLORATION, L.P.
By: /s/ JOHN B. JUNEAU
Name: John B. Juneau
Its: President

EXHIBIT A

Leases

Part 1

	Area	Block	Lease #
1	VR	170	G 33596
2	EI	10	G 23851	Depths between 15, 693’ TVD and 16,800’ TVD
3	EI	10 & 11	SL 18640	Depths below 15,753’ TVD
4	EI	6	SL 18860	Depths below 15,753’ TVD
5	EI	11	SL 19261	Depths below 15,753’ TVD
6	EI	10, 11, 6 & 7	SL 19266	Depths below 15,753’ TVD

Part 2

	Area	Block	Lease #
1	ST	17	G 21906

EXHIBIT B

Agreements

Part 1

(G 33596)

1.Joint Operating Agreement, dated July 1, 2010, among Juneau Exploration, L.P., Republic Exploration LLC and Contango Operators, Inc., as amended by that certain Amendment to Joint Operating Agreement dated as of June 29, 2011 and effective July 1, 2010, as amended to the date hereof

2.Participation Agreement, dated July 1, 2010, by and among Republic Exploration LLC, Juneau Exploration, L.P. and Contango Operators, Inc., as amended as of June 29, 2011 and effective July 1, 2010, as amended to the date hereof

3.Assignment of Overriding Royalty Interest (“ORRI”) granted by Contango Operators, Inc. of 3.33333% of 8/8ths allocated as follows:  John Miller an ORRI of 2.00000% and John W. Burke an ORRI of 1.33333%

4.All other documents of record in the offices of Bureau of Safety and Environmental Enforcement, New Orleans, Louisiana

(G 23851)

1.Farmout Agreement, executed by and between Devon Louisiana Corporation and Union Oil Company of California, as Farmor, and Republic Exploration LLC and Contango Operators, Inc., as Farmees, dated April 1, 2005 (the “Farmout Agreement”).  Pursuant to the Farmout Agreement, any further transfers of the Assigned Interest require the written consent of the Farmor.  All of the provisions of the Farmout Agreement are incorporated herein by reference thereto

2.Area of Mutual Interest Agreement (Eugene Island Area Block 10), executed by and between Contango Operators, Inc., Republic Exploration LLC, CGM, L.P., Olympic Energy Partners, LLC, and Union Oil Company of California, dated February 7, 2007, the terms of which are incorporated by reference thereto

3.Assignment of Operating Rights Interest in Federal OCS Oil and Gas Lease, dated effective as of November 19, 2006, executed by Devon Energy Production, L.P. in favor of Republic Exploration LLC

4.Assignment of Operating Rights Interest in Federal OCS Oil and Gas Lease, dated effective as of November 19, 2006, executed by Union Oil Company of California in favor of Republic Exploration LLC

5.Assignment of Overriding Royalty Interest, dated effective as of November 20, 2006, executed by Republic Exploration LLC in favor of Linda G. Ferszt, Dutch Royalty Investments, Land and Leasing, LP, Mark A. Stephens, Gary Clack, and Contango Operators, Inc.

6.All other documents of record in the offices of Bureau of Safety and Environmental Enforcement, New Orleans, Louisiana

(SL 18640, 18660, 19261 and 19266)

1.Joint Operating Agreement executed by and between Contango Operators, Inc., as Operator, and Republic Exploration LLC, CGM, L.P., Olympic Energy Partners, LLC and Union Oil Company of California, as Non-Operators, dated February 7, 2007, the provisions of which are incorporated herein by reference, as amended to the date hereof

2.Area of Mutual Interest Agreement (Eugene Island Area Block 10), by and between Contango Operators, Inc., Republic Exploration LLC, CGM, L.P., Olympic Energy Partners, LLC, and Union Oil Company of California, dated February 7, 2007, the provisions of which are incorporated herein by reference

3.Assignment of Overriding Royalty Interest dated effective as of July 13, 2005, executed by Republic Exploration LLC in favor of Linda G. Ferszt, et al., conveying an overriding royalty interest as more particularly described therein, pertaining to State Lease No. 18640

4.Assignment of Overriding Royalty Interest dated effective as of January 11, 2006, executed by Republic Exploration LLC in favor of Linda G. Ferszt, et al., conveying an overriding royalty interest as more particularly described therein, pertaining to State Lease No. 18860

5.Assignment of Overriding Royalty Interest dated effective as of February 14, 2007, executed by Republic Exploration LLC in favor of Linda G. Ferszt, et al., conveying an overriding royalty interest as more particularly described therein, pertaining to State Lease No. 19261

6.Assignment of Overriding Royalty Interest dated effective as of February 14, 2007, executed by Republic Exploration LLC in favor of Linda G. Ferszt, et al., conveying an overriding royalty interest as more particularly described therein, pertaining to State Lease No. 19266

Part 2

1.Participation Agreement, dated April 3, 2013, by and among Contango Operators, Inc., Juneau Exploration, L.P. and Republic Exploration LLC (relating to OCS lease 21906) , as amended to the date hereof

Part 3

1.Participation Agreement, dated as of August 27, 2012, by and between Republic Exploration LLC and Contango Operators, Inc. (relating to OCS leases 34226, 34288, 34305, 34315 and 34334),  as amended to the date hereof

2.Participation Agreement, dated and effective as of March 21, 2013, by and between Republic Exploration LLC and Contango Operators, Inc. (relating to OCS leases 34813, 34826 and 34827), as amended to the date hereof